Exhibit 24

CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Boland T. Jones, has authorized and designated Jeffrey A. Allred and L. Scott Askins, signing singly, to execute and file on the undersigned's behalf all Forms 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange

Commission as a result of the undersigned's ownership of or transactions in securities of

PTEK Holdings, Inc.  The authority of Jeffrey A. Allred and L. Scott Askins under this

Statement shall continue until the undersigned is no longer required to file Forms 4 and 5 with regard to his ownership of or transactions in securities of PTEK Holdings, Inc.,

unless earlier revoked in writing.  The undersigned acknowledges that Jeffrey A. Allred and L. Scott Askins are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  August 4, 2004      /s/ Boland T. Jones

        Boland T. Jones